Exhibit 10.3

Addendum to Executive Employment Agreement

This Addendum (“Addendum”) is made and entered into as of May 12, 2025, by and between Kindly MD, Inc., a Utah corporation (the “Company”), and Adam Cox (“Executive”), and amends that certain Executive Employment Agreement dated September 14, 2023 (the “Agreement”).

Recitals

WHEREAS, the Company and Executive previously entered into the Agreement detailing Executive’s compensation and benefits as Chief Operating Officer (“COO”);

WHEREAS, the Company and Executive wish to modify certain provisions regarding compensation and duties;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Incentive Stock Option Grant

Subject to standard restricted stock agreement terms and applicable Company practices, upon execution of this Agreement, Executive shall be granted and additional 40,000 Incentive Stock Options (“ISOs”) under this Addendum and per the Company’s 2022 Equity Incentive Plan, with and exercise price of $3.90 and the following vesting schedule:

Number of Shares	Vesting Date
5,000	May 31, 2025
5,000	June 30, 2025
5,000	July 31, 2025
5,000	August 31, 2025
5,000	September 30, 2025
5,000	October 31, 2025
5,000	November 30, 2025
5,000	December 31, 2025

2. Option Exercise Period:

All currently outstanding stock options previously granted to Executive along with equity grants detailed in Section 2 and Incentive Stock Option Grants detailed in Section 3 shall remain exercisable for one (1) year following the Executive’s last date of employment, subject to the Company’s 2022 Equity Incentive Plan and applicable grant documents.

3. Resignations upon Change of Control

Executive agrees to resign from their position as Chief Operating Officer and from their position on the Company’s Board of Directors, effective immediately upon a Change of Control event. Such resignation shall not constitute a termination for cause under the Agreement. Executive will then continue as VP of Operations under Kindly LLC.

4. Severance Compensation

Conditioned on the execution and non-revocation of a standard release of claims agreement by and between the Parties and upon the Executive’s separation from employment, except in the case of termination For Cause, Executive shall be entitled to receive severance pay equal to six (6) months of Executive’s then-current annual salary, payable in accordance with the Company’s standard payroll practices

5. Future Equity: The recipient affirmatively waives any right to any future equity or equity-based interests in Kindly MD, Inc., Nakamoto Holdings Inc, or any of their respective subsidiaries or affiliates.

6. Good Reason: The recipient waives any claim to “Good Reason” or any other similar term under any employment agreement, offer letter, equity or equity-based award agreements or plans, cash-based incentive award agreements or plans, or any other similar plans or agreements, in all cases, that may have otherwise been triggered by virtue of the consummation of the transactions contemplated in the Merger Agreement with Nakamoto Holdings Inc.

7. Reference and Acknowledgment

Upon execution of the separation agreement, the Company will issue a professional acknowledgment letter highlighting Executive’s leadership, contributions to Company’s growth and operational development, and support for the Company.

8. Restrictive Covenant Release

As part of any final separation agreement, Company hereby lifts all post-employment restrictive covenants, specifically non-compete and non-solicitation clauses. This waiver shall not affect ongoing obligations related to confidentiality or trade secret protections as required by law.

9. No Other Amendments

Except as expressly modified by this Addendum, all terms and conditions of the original Agreement shall remain in full force and effect.

10. Counterparts

This Addendum may be executed in counterparts, including by electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

KINDLY MD, INC.

By:	/s/ Tim Pickett
Name:	Tim Pickett
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Adam Cox
Name:	Adam Cox